BODi Announces Amendment to Credit Agreement

El Segundo, CA – January 8, 2026 – The Beachbody Company, Inc. (NASDAQ: BODI) ("BODi" or the "Company"), a leading fitness and nutrition company, today announced it has entered into an amendment to its credit agreement with Tiger Finance, LLC, as administrative agent and collateral agent. This modification significantly enhances the Company's financial flexibility through amended covenant terms.

The amendment streamlines the financial covenant structure and adjusts certain financial covenants, including the number of digital subscriptions and total billings. The amended covenants, except for the amended liquidity covenant, will not be required to be tested if the Company’s cash balance is above a certain threshold.

The amendment continues to provide for potential interest rate reductions, with the first opportunity for rates to decrease now beginning with the period ended December 31, 2026.

Mark Goldston, Executive Chairman of BODi, commented: "These less restrictive covenants reflect our rapidly improving liquidity position and validate the strategic turnaround we've executed over the past two years. Our amended covenants provide us with additional flexibility to execute on our growth strategies as we transition from financial restructuring to capitalizing on new revenue opportunities in 2026."

Carl Daikeler, Co-Founder and Chief Executive Officer added: “This amendment positions us well to pursue our comprehensive retail initiative and innovation pipeline while maintaining the financial discipline that has delivered eight consecutive quarters of positive adjusted EBITDA."

The Company's cash position of $34 million on September 30, 2025, exceeded its $25 million debt level by $9 million. This strong financial position demonstrates the success of its financial transformation and positions BODi for its planned growth initiatives in 2026.

About BODi and The Beachbody Company, Inc.

BODi, formerly known as Beachbody, has been a pioneer in structured, step-by-step home fitness and nutrition programs for nearly three decades, with iconic programs like P90X, INSANITY, 21 Day Fix and the original premium superfood supplement, Shakeology. Since its inception, BODi has helped more than 30 million people reach life-changing results. Today, BODi continues to evolve with a simple mission: help people achieve their goals and lead healthy, fulfilling lives, especially busy, time-strapped people who want to fit healthy habits into everyday life with proven solutions. The BODi community empowers millions to stay motivated and accountable, supporting healthy weight management, improved metabolic function, increased mental and physical well-being, better sleep, as well as evidence-based habits that enhance healthspan and longevity.

For company and investor information, please visit TheBeachbodyCompany.com.

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IR@BODi.com